UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2021

Farmers National Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	001-35296	34-1371693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Broad Street, P.O. Box 555, Canfield, Ohio	44406-0555
(Address of principal executive offices)	(Zip Code)

(330) 533-3341

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	FMNB	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 17, 2021, Farmers National Banc Corp. (the “Company”) completed the issuance and sale of $75 million aggregate principal amount of its 3.125% fixed-to-floating rate subordinated notes due 2031 (the “Notes”) in a private placement (the “Private Placement”) exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Company intends to use the net proceeds from the offering for general corporate purposes.

The Private Placement of the Notes was completed pursuant to a Subordinated Note Purchase Agreement dated as of November 17, 2021 (the “Purchase Agreement”), entered into by the Company with certain “qualified institutional buyers” as defined in Rule 144A under the Securities Act and/or institutional “accredited investors” as defined in Rule 501 of Regulation D under the Securities Act. The Purchase Agreement contains customary representations, warranties, covenants and agreements, including the terms and conditions of the issuance and sale of the Notes in the Private Placement, and other terms and conditions customarily contained in agreements of this type.

The Notes will initially bear interest at 3.125% per annum, from and including November 17, 2021 to, but excluding, December 15, 2026 or the earlier redemption of the Notes, payable semi-annually in arrears on December 15 and June 15 of each year. From and including December 15, 2026 to, but excluding, the maturity date or the earlier redemption of the Notes, the Notes will bear interest at a rate per annum, reset quarterly, equal to the then current three-month Secured Overnight Financing Rate (SOFR) (provided, however, that in the event three-month SOFR is less than zero, three-month SOFR will be deemed to be zero) plus 220 basis points, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. If three-month SOFR cannot be determined on a given date, a different index will be determined and used in accordance with the terms of the Notes.

The Company may, at its option, beginning on December 15, 2026, and on any scheduled interest payment date thereafter, redeem the Notes, in whole or in part, subject to obtaining the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.

The Company may also redeem the Notes, in whole or in part, subject to obtaining the prior approval of the Federal Reserve, at any time if the Company receives an opinion of counsel stating that there is a material risk that (i) a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest through, but excluding, the redemption date.

The Notes are generally unsecured, subordinated obligations of the Company and are not guaranteed by any of the Company’s subsidiaries. The Notes are junior in right of payment to the Company’s existing and future senior indebtedness.

The foregoing summary of the Notes and the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of the Note, which is filed as Exhibit 4.1 to this Current Report on Form 8-K, and the form of Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, both of which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth under Item 1.01 of this Current Report on Form 8-K are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit Number	Description

4.1	Form of 3.125% Fixed to Floating Rate Subordinated Note Due 2031 (included in Exhibit 10.1)

10.1	Form of Subordinated Note Purchase Agreement by and between the Company and the several Purchasers named therein

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.

By:	/s/ Kevin J. Helmick
Kevin J. Helmick
President and Chief Executive Officer

Date: November 17, 2021